EXHIBIT 99.1

Loral Reports Second Quarter 2011 Financial Results

Year to Date Performance at Both Telesat and Space Systems/Loral is Strong

NEW YORK, Aug. 9, 2011 (GLOBE NEWSWIRE) -- Loral Space & Communications Inc. (Nasdaq:LORL) today announced its financial results for the three months and six months ended June 30, 2011. Revenues and Adjusted EBITDA1 for the first half of the year at both Telesat and Space Systems/Loral (SS/L) showed continued improvement when compared to the first half of 2010. Second quarter results continue to reflect improved operating margins; however, reported results were lower at SS/L compared to the second quarter of 2010, primarily due to the benefit from the recognition of overhead rate improvements in the prior period, and the effects in the current quarter of the timing and average size and profitability of satellites under construction at SS/L, and costs associated with a solar array anomaly on Telstar 14R/Estrela do Sul 2 upon its launch.

Loral reported net income in the current quarter of $29 million compared to a net loss of $20 million in the second quarter of 2010; the improvement was largely driven by changes in foreign exchange rates at Telesat. For the first six months of 2011, net income was $97 million compared to net income for the first six months of 2010 which was $10 million. Diluted earnings per share for the quarter was $0.91 compared to a loss per share for the second quarter of 2010 of $0.66. For the first six months of 2011 diluted earnings per share was $3.01 compared to diluted earnings per share of $0.32 for the first six months of 2010. Loral's available cash increased to $181 million compared to $166 million at the end of 2010, and liquidity is further enhanced by the availability of the SS/L $150 million revolver which remains undrawn.

Revenues and Adjusted EBITDA for all segments before eliminations for the second quarter of 2011 were $460 million and $185 million, respectively, compared to $481 million and $187 million, respectively, for the second quarter of 2010. Combined segment revenues and Adjusted EBITDA for the first six months of the year were $946 million and $379 million, respectively, compared to $903 million and $339 million, respectively, for the first six months of 2010. All of Telesat's revenue and Adjusted EBITDA are included in these segment results2. Loral's income statement, however, reflects its 64 percent economic interest in Telesat under the equity method of accounting.

Loral's revenues and Adjusted EBITDA for the quarter after eliminations were $252 million and $25 million, respectively, compared to $280 million and $34 million, respectively, in the second quarter of 2010. Revenues and Adjusted EBITDA for the first six months of 2011 after eliminations were $532 million and $60 million, respectively, compared to $509 million and $43 million, respectively, for the first six months of 2010. The eliminations include all of Telesat's results.

"SS/L's results in the second quarter as compared to last year were negatively impacted by the occurrence of two of the kind of factors that I have discussed previously as potentially skewing results in any particular quarter,"  said Michael B. Targoff, Chief Executive Officer of Loral Space & Communications. "First, as the number of satellite contract awards in any given year is relatively small, the timing and average size of awards, which generally correlates to profitability, can cause revenue and Adjusted EBITDA to change significantly on a quarter-to-quarter basis, or even on a year-to-year basis.  Second, events can occur in any one quarter that are not predictable and which positively or negatively impact operating margins, causing material deviations from run rate averages. The second quarter of 2010 benefitted from these timing conditions while the second quarter of 2011 was negatively impacted by both factors: timing and average size and profitability of satellites under construction and a $13 million charge for the anomaly on Telstar 14R. Notwithstanding these factors, SS/L's performance continues to demonstrate the continued operating efficiencies we have been achieving over the past two years."

Business Unit Review

Satellite Manufacturing

In the second quarter of 2011, SS/L reported revenue before eliminations of $252 million which compares to $281 million in the second quarter of 2010. Revenue before eliminations for the first six months of 2011 was $533 million compared to $512 million for the first six months of 2010. Adjusted EBITDA for the second quarter of 2011 was $28 million compared to $37 million in the second quarter of 2010 and Adjusted EBITDA for the first six months of 2011 was $69 million compared to $50 million for the first six months of 2010.  Backlog remained strong at $1.4 billion.

SS/L was awarded its second contract of the year in the second quarter for a multi-mission spacecraft for Telenor Satellite Broadcasting, which adds a new operator to SS/L's list of blue chip customers. The satellite, THOR 7, will include Telenor's first Ka-band payload, which will be used for maritime broadband services, and it also has a Ku-band payload for expanded broadcast capacity in Central and Eastern Europe.

Regarding the failure of Telstar 14R, following the completion of an investigation by an independent failure review board, no design deficiencies were identified and SS/L satellites have been cleared for launch.

Satellite Services

Telesat revenue for the second quarter of 2011 was $207 million and Adjusted EBITDA was $160 million, reflecting a small increase over revenue of $200 million and Adjusted EBITDA of $153 million in the second quarter of 2010.  Telesat revenue and Adjusted EBITDA for the first six months of 2011 was $413 million and $319 million, respectively, also higher than revenue and Adjusted EBITDA of $391 million and $296 million, respectively, in the first six months of 2010.

Second quarter financial metrics at Telesat continue to be strong. Backlog at $5.6 billion is robust, cash, including short-term investments, was $148 million, and there was $159 million of borrowing availability under its revolving credit facility. Despite improved EBITDA, Telesat's leverage as measured by Consolidated Debt to Adjusted EBITDA for covenant purposes of 4.5 times remained at roughly the same level as the previous quarter as debt, net of cash, increased slightly due to a decrease in cash balances driven largely by planned robust capital expenditures.

Future growth at Telesat will be driven by the Nimiq 6 satellite, which we expect to be launched in the first half of 2012, and the Anik G1 satellite, which is expected to launch in the second half of 2012. The Canadian payload on ViaSat-1, fully leased to Xplornet (previously Barrett Xplore) for broadband services in rural Canada, is expected to go into service by the end of the year and will also contribute to growth in 2012.

Regarding the solar array anomaly on Telstar 14R, it is expected that the satellite will be able to support all of the existing services to customers formerly provided by Telstar 14 (the satellite it replaces) and be capable of providing approximately 20 percent additional capacity for new customer requirements. Subject to further review, it is expected at this time that the satellite will have an estimated commercial life of at least 12 years. Telesat expects to make an insurance claim in connection with the Telstar 14R anomaly later this year.

Conference Call

Loral's chief executive officer Michael B. Targoff will host a conference call and web cast on Wednesday, August 10, at 11:00 a.m. ET to discuss the company's second quarter 2011 results. To participate, please dial (973) 200-3060 or toll free at (877) 831- 3841 prior to the scheduled start of the call. A listen-only web cast of the call is available on the Investor Relations section of Loral's web site (www.loral.com) under "Events & Presentations." A replay of the web cast will be available for 30 days.

A full discussion of Loral's results is contained in the company's Form 10-Q, which was filed today and will be available on the company's web site at www.loral.com or on the SEC's EDGAR service at www.sec.gov.

About Loral Space & Communications Inc.

Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including fixed satellite services, direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, a global operator of telecommunications and direct broadcast satellites used to distribute video entertainment programming, broadband data, and provide access to Internet services and other value-added communications services. For more information, visit Loral's web site at www.loral.com. LORL-F

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, the words "believes," "expects," "plans," "may," "will," "would," "could," "should," "anticipates," "estimates," "project," "intend" or "outlook" or other variations of these words or other similar expressions are intended to identify forward-looking statements and information. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, and press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are described as "Risk Factors" and in the "Commitments and Contingencies" note to our financial statements in the current Form 10-Q, filed today, and in Loral's annual report on Form 10-K for the fiscal year ended December 31, 2010. The reader is specifically referred to these documents, as well as the Company's other filings with the Securities and Exchange Commission.

Risks and uncertainties include but are not limited to (1) risks associated with financial factors, including swings in the global financial markets, financial covenants in SS/L's credit agreement, increases in interest rates and access to capital; (2) risks associated with satellite manufacturing, including competition, cyclicality of SS/L's end-user markets, contractual risks, creditworthiness of customers, performance of suppliers and management of our factory and personnel; (3) risks associated with satellite services, including dependence on large customers, launch delays and failures, in-orbit failures and competition; (4) regulatory risks, such as the effect of U.S. export control and economic sanction laws; and (5) other risks, including litigation. The foregoing list of important factors is not exclusive. Furthermore, Loral operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond Loral's control.

1 The common definition of EBITDA is "Earnings Before Interest, Taxes, Depreciation and Amortization". In evaluating financial performance, we use revenues and operating income before depreciation, amortization and stock-based compensation (excluding stock-based compensation from SS/L Phantom SARs expected to be settled in cash) gain on disposition of net assets and directors' indemnification expense ("Adjusted EBITDA") as the measure of a segment's profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before: gains on disposition of net assets, directors' indemnification expense, gains or losses on litigation not related to our operations; other (expense) income; and equity in net income (loss) of affiliates.

Adjusted EBITDA allows us and investors to compare our operating results with that of competitors exclusive of depreciation and amortization, interest and investment income, interest expense, gain on disposition of net assets, directors' indemnification expense, gains or losses on litigation not related to our operations, other (expense) income and equity in net income (loss) of affiliates. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets' lives, the timing and amount of investments, the effects of other (expense) income, which are typically for non-recurring transactions not related to the on-going business, and effects of investments not directly managed. The use of Adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense.

We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. We also use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs and to evaluate future growth opportunities. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.

2 Telesat reports its results in accordance with International Financial Reporting Standards ("IFRS"). However, all of Telesat's results, unless otherwise noted are reflected in this press release in accordance with U.S GAAP.

LORAL SPACE & COMMUNICATIONS INC.
Statements of Operations
(In millions, except per share amounts)

Revenues
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Satellite Manufacturing	$ 252.4	$ 281.2	$ 533.1	$ 512.1
Satellite Services (1)	207.1	199.6	412.9	391.1
Segment revenues	459.5	480.8	946.0	903.2
Eliminations	--	(1.2)	(0.8)	(3.2)
Affiliate eliminations (1)	(207.1)	(199.6)	(412.9)	(391.1)
Revenues as reported	$ 252.4	$ 280.0	$ 532.3	$ 508.9

Adjusted EBITDA
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Satellite Manufacturing	$ 28.1	$ 37.1	$ 68.6	$ 49.8
Satellite Services (1)	160.1	153.2	319.0	296.0
Corporate expenses	(3.4)	(2.9)	(8.2)	(6.8)
Segment Adjusted EBITDA before eliminations	184.8	187.4	379.4	339.0
Eliminations	--	(0.2)	(0.3)	(0.5)
Affiliate eliminations (1)	(160.1)	(153.2)	(319.0)	(296.0)
Adjusted EBITDA	$ 24.7	$ 34.0	$ 60.1	$ 42.5

Reconciliation of Adjusted EBITDA to Net Income
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Adjusted EBITDA	$ 24.7	$ 34.0	$ 60.1	$ 42.5
Depreciation, amortization and stock-based compensation	(8.1)	(10.9)	(16.1)	(21.3)
Gain on disposition of net assets	6.9	--	6.9	--
Directors' indemnification expense	--	--	--	(14.4)
Operating income	23.5	23.1	50.9	6.8
Interest and investment income	4.7	2.8	12.3	6.1
Interest expense	(0.7)	(0.6)	(1.3)	(1.2)
Gain on litigation	0.1	--	4.5	--
Other (expense) income	(1.5)	1.0	(3.4)	0.9
Income before income taxes and equity in net income (loss) of affiliates	26.1	26.3	63.0	12.6
Income tax provision	(20.4)	(1.6)	(35.8)	(3.1)
Income before equity in net income (loss) of affiliates	5.7	24.7	27.2	9.5
Equity in net income (loss) of affiliates	23.9	(44.4)	70.2	0.2
Net income attributable to noncontrolling interest	(0.3)	--	(0.3)	--
Net income (loss) attributable to Loral	$ 29.3	$ (19.7)	$ 97.1	$ 9.7
Net income (loss) per share attributable to Loral common shareholders:
Basic income per share	$ 0.96	$ (0.66)	$ 3.17	$ 0.32
Diluted income per share	$ 0.91	$ (0.66)	$ 3.01	$ 0.32
Weighted average common shares outstanding:
Basic	30.7	30.0	30.7	29.9
Diluted	31.1	30.0	31.2	30.6

(1) The Satellite Services segment includes Telesat Revenues and Adjusted EBITDA, which are eliminated in our consolidated financial statements, where we report our 64% economic share of Telesat under the equity method of accounting.

LORAL SPACE & COMMUNICATIONS INC.
Supplemental Financial Data
(In millions)

	June 30, 2011	December 31, 2010

Backlog
Satellite Manufacturing	$ 1,357	$ 1,625
Satellite Services	5,622	5,477
Total backlog	6,979	7,102
Intercompany eliminations	--	(4)
Affiliate eliminations	(5,622)	(5,477)
Net backlog	$ 1,357	$ 1,621

Condensed Balance Sheets
(In millions)

	June 30, 2011	December 31, 2010

Cash and cash equivalents	$ 180.8	$ 165.8
Contracts-in-process	266.8	186.9
Other current assets	178.8	166.4
Total current assets	626.4	519.1
Property, plant & equipment, net	192.6	235.9
Long-term receivables	336.4	319.4
Investments in affiliates	421.7	362.6
Long-term deferred tax assets	266.9	294.0
Other assets	34.8	23.9
Total assets	$ 1,878.8	$ 1,754.9

Customer advances and billings in excess of costs and profits	$ 329.7	$ 261.6
Other current liabilities	162.0	178.3
Total current liabilities	491.7	439.9
Long-term debt	--	--
Other long-term liabilities	408.2	414.1
Total liabilities	899.9	854.0
Equity	978.9	900.9
Total liabilities and equity	$ 1,878.8	$ 1,754.9

TELESAT
Summary Financial Information
(In millions)

Summary financial information in US$ and in accordance with US GAAP follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Statement of Operations:

Revenues	$ 207.1	$ 199.6	$ 412.9	$ 391.1

Adjusted EBITDA	$ 160.1	$ 153.2	$ 319.0	$ 296.0
Depreciation, amortization and stock-based compensation	(62.8)	(62.2)	(125.0)	(123.5)
Loss on disposition of long-lived assets	--	--	(0.7)	--
Operating income	97.3	91.0	193.3	172.5
Interest expense	(54.4)	(58.9)	(110.7)	(118.8)
Foreign exchange gains (losses)	15.3	(142.3)	98.6	(33.3)
(Losses) gains on financial instruments	(11.2)	49.7	(40.9)	6.6
Other income (expense)	0.5	(0.9)	1.6	(1.2)
Income tax (provision) benefit	(9.1)	0.1	(24.9)	(10.2)
Net income	$ 38.4	$ (61.3)	$ 117.0	$ 15.6

			June 30, 2011	December 31, 2010
Balance Sheet Data:

Cash and cash equivalents			$ 147.8	$ 220.7
Current assets			229.4	291.4
Total assets			5,574.9	5,309.4
Current liabilities			329.0	294.5
Debt, including current portion			2,915.1	2,928.9
Total liabilities			4,243.5	4,145.3
Redeemable preferred stock			146.8	141.7
Shareholders' equity			1,184.6	1,022.4

Other:

Backlog (U.S. Dollar)			$ 5,622	$ 5,477
Backlog (Canadian Dollar)			CAD 5,416	CAD 5,466
CONTACT:  Wendy Lewis
          650-704-7502